Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     AMENDMENT NO. 2 dated as of June 11, 2008 to the Rights Agreement dated as of July 16, 1998 (the “Rights Agreement”) between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and National City Bank, as Rights Agent (the “Rights Agent”).
W I T N E S S E T H
     WHEREAS, the parties hereto desire to amend the Rights Agreement to extend the Final Expiration Date of the Rights to July 16, 2018;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, on June 11, 2008, the Board of Directors of the Company approved an amendment to the Rights Agreement effective June 11, 2008;
     NOW, THEREFORE, the parties hereto agree as follows:
     SECTION 1. Extension of Final Expiration Date. Section 1 of the Rights Agreement is amended in its entirety to read as follows:
          ““Final Expiration Date” means the close of business on July 16, 2018.”
     SECTION 2. No Further Amendment. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the date of this Amendment.
     SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules, except that the rights and obligations of the Rights Agent shall be governed by the law of the state of New York.
     SECTION 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ABERCROMBIE & FITCH CO.

By:	/s/	David Cupps

Name:	David Cupps
Title:	Senior Vice President, General Counsel and Secretary

NATIONAL CITY BANK

By:	/s/ Pamela Fisher

Name:	Pamela Fisher
Title:	Vice President - Shareholder Services